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                                                                     Exhibit 99
                                                                   PRESS RELEASE



FOR IMMEDIATE RELEASE

                 Neoware Announces Execution of Rule 10b5-1 Plan

         KING OF PRUSSIA, Pa., September 10, 2002 -- Neoware Systems, Inc. (NASDAQ: NWRE), the leading supplier of award-winning software, services and solutions for the Appliance Computing market, today announced that its Board of Directors has amended its insider trading policy to permit stock-trading programs for corporate officers and others affected by the insider trading rules, under Rule 10b5-1 of the Securities Exchange Act of 1934.

         The SEC rule allows programs to be established that permit a corporate insider to prearrange purchases or sales of the Company's securities at a time when that individual is not aware of any material, nonpublic information. Such a program permits insiders to buy or sell shares on a regular basis over a set period of time under a written plan that is approved by the company. These pre-planned trades can then be executed at a later date, as set forth in the plan, without regard to any subsequent nonpublic information the individual might have received or the price of the stock at the time of the sale. Such programs can also minimize the market effect of insider purchases or sales by spreading them over a more extended period than the traditional, limited trading "windows" following quarterly announcements of earnings.

         Michael Kantrowitz, the Company's CEO, has adopted a stock trading plan under this rule, which may result in sales of up to 62,500 shares, provided the Company's stock price reaches a certain target price. The Company expects that other officers and directors may also establish trading plans in the future. These plans are in addition to sales of approximately 88,000 shares by Mr. Kantrowitz, and approximately 435,000 shares by other executive officers and directors during the Company's recently ended window period.

         Prior to executing these transactions, Mr. Kantrowitz held approximately 665,000 shares and options to purchase Neoware common stock, and all executive officers and directors as a group held approximately 2,000,000 shares and options.

          "I intend to use a portion of the proceeds of any diversification to exercise employee stock options, so that I will end up owning more shares of the Company's common stock after executing these transactions. By exercising these options now, I am expressing my confidence in Neoware's people and the Company's prospects. Even after this diversification, I will retain nearly 80% of my original holdings, when considering both stock and options, reflecting my significant investment in this Company and its future," stated Mr. Kantrowitz.
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         Except as may be required by law, the Company does not undertake to report future plans by these or other officers or directors of the Company nor to report modifications, terminations, transactions or other activities under such trading plans.


About Neoware

         Neoware provides software, services, and solutions to enable Appliance Computing, a new Internet-based computing architecture targeted at business customers that is designed to be simpler and easier than traditional PC-based computing. Neoware's software and management tools power and manage a new generation of smart computing appliances that utilize the benefits of open, industry-standard technologies to create new alternatives to personal computers used in business and a wide variety of proprietary business devices.

         Neoware's products are designed to run local applications for specific vertical markets, plus allow access across a network to multi-user Windows servers, Linux servers, mainframes, minicomputers, and the Internet. Computing appliances that run and are managed by Neoware's software offer the cost benefits of industry-standard hardware and software, easier installation, and have lower up-front and administrative costs than proprietary or PC-based alternatives.

         More information about Neoware can be found on the Web at www.neoware.com or via email at invest@neoware.com. Neoware is based in King of Prussia, PA.

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         This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding: anticipated sales under Rule 10b5-1 plans by our executive officers and directors; anticipated use of proceeds from sales under the Rule 10b5-1 plans; our position as the leading supplier of software, products, services and solutions for the Appliance Computing market; and the benefits of our business model. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include decisions made by our executives and directors as to sales under Rule 10b5-1 plans, our ability to continue to lower our costs, our timely development and customers' acceptance of our Appliance Computing products, including acceptance by IBM and NCD customers, pricing pressures, rapid technological changes in the industry, growth of the Appliance Computing market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions; adverse changes in customer order patterns, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Neoware's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended June 30, 2001.

         Neoware is a registered trademark of Neoware Systems, Inc. All other names products and services are trademarks or registered trademarks of their respective holders.

CONTACT:
Vince Dolan
610.277.8300
invest@neoware.com